CIRRUS LOGIC, INC.
RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE COMPENSATION POLICY

Adopted August 24, 2023
1.     INTRODUCTION
Cirrus Logic, Inc. (the “Company”) is adopting this policy (this “Policy”) to provide for the Company’s criteria and process of recovering certain Incentive Compensation (as defined below) erroneously received by Affected Officers (as defined below) under certain circumstances. This Policy becomes effective October 2, 2023, and at that time this Policy supersedes and replaces the Company’s “Policy Regarding Recoupment of Certain Incentive Compensation.” If provisions of any Company plans or policies contradict the Company’s ability to recover Incentive Compensation under this Policy, those provisions shall be deemed amended to the minimum extent necessary to ensure compliance with this Policy.
This Policy is administered by the Compensation and Human Resources Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive, and binding on all parties. The Committee may amend or terminate this Policy at any time.
This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder, and the applicable rules of any national securities exchange on which the Company’s securities are listed (the “Exchange”) and will be interpreted and administered consistent with that intent.
2.     EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation received on or after the effective date of this Policy, and to the extent permitted or required by applicable law.
3.     DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1, and other senior executives, if any, who are identified and designated at the discretion of the Committee.
“Erroneously Awarded Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed without regard to any taxes paid. In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount shall reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Committee in its sole discretion.
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Stock price and total shareholder return are Financial Reporting Measures.
“Incentive Compensation” means any compensation that is awarded, earned, or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity: (a) base salaries, bonuses, or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless such awards were granted, paid, or vested based in part on a Financial Reporting Measure, and (b) strictly time-based equity awards such as stock options or restricted stock units (RSUs), for which the grant is not contingent on achieving any Financial Reporting Measure and vesting is contingent solely upon completion of a specified employment period, are not considered Incentive Compensation.
“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).
4.    RECOVERY
If the Company is required to prepare a Restatement, the Company shall seek to recover and claw back reasonably promptly all Erroneously Awarded Compensation that is received by an Affected Officer:
(1)after beginning service as an Affected Officer;
(2)who serves as an Affected Officer at any time during the performance period for that Incentive Compensation;
(3)while the Company has a class of securities listed on the Exchange; and
(4)during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period within or immediately following those years that results from a change in the Company’s fiscal year, provided that a transition period of nine to 12 months will be deemed to be a completed fiscal year).
If, after the release of earnings for any period for which a Restatement subsequently occurs and prior to the announcement of the Restatement for such period, the Affected Officer sold any securities constituting (or any securities issuable on exercise, settlement, or exchange of any equity award constituting) Incentive Compensation, the excess of (a) the actual aggregate sales proceeds from the Affected Officer’s sale of those shares, over (b) the aggregate sales proceeds the Affected Officer would have received from the sale of those shares at a price per share determined appropriate by the Committee in its discretion to reflect what the Company’s common stock price would have been if the Restatement had occurred prior to such sales shall be deemed Erroneously Awarded Compensation; provided, however, that for purposes of determining the amount of Erroneously Awarded Compensation, the aggregate sales proceeds determined by the Committee under clause (b) with respect to shares acquired upon exercise of an option shall not be less than the aggregate exercise price paid for those shares.

For purposes of this Policy:
•Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period; and
•the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board, the Committee, or any officer of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.
For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment, or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.
5.    SOURCES OF RECOVERY
To the extent permitted by applicable law, the Committee may, in its discretion, seek recovery from the Affected Officer(s) through any means it determines, which may include any of the following sources: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; (iv) direct repayment; and (v) cancellation or forfeiture of other securities held by the Affected Officer. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.
6.    LIMITED EXCEPTIONS TO RECOVERY
Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee has made a determination that recovery would be impracticable because:
(i)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt, and has (to the extent required) provided that documentation to the Exchange;
(ii)    Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Exchange that is acceptable to the Exchange; or
(iii)    Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.

7.    INDEMNIFICATION AND INSURANCE
The Company is not permitted to indemnify or reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation. In addition, the Company is prohibited from paying the premiums on an insurance policy that would cover an Affected Officer’s potential clawback obligations.
8.    SEVERABILITY
If any provision of this Policy or the application of any such provision to any Affected Officer shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
9.    NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. The Company will comply with the disclosure requirements related to this Policy under Section 10D of the Exchange Act and applicable listing rules of the Exchange. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.
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